Item 6(e)

(a): Name of issuer Sprinter Football Club, Inc. (b)(1): Class A Common Stock, (b)(2): 50,000,000 (pre 2 for 1 stock split (now 100,000,000). (b)(3): No securities sold. (c)(1): As services rendered as founder and organizer of the company. Total allocation. (c)(2): Same as (c)(1) and full services to continue for the indefinite future. (d): Rule 504: A non-reporting company can raise up to $1,000,000 from any number of individuals, accredited or not, without a SEC registration. Peter Allen Schuh provided the seed capital for the organization of the Company.